Exhibit 99.1

For Immediate Release	CONTACT:	Charles D. Christy
Chief Financial Officer
(810) 237-4200
Charlie.Christy@cbcf-net.com
	CONTACT:	Kathleen Miller
Investor Relations
(810) 257-2506
Kathleen.Miller@cbcf-net.com
	TRADED:	NASDAQ
	SYMBOL:	CBCF

January 20, 2005

CITIZENS BANKING CORPORATION
ANNOUNCES FOURTH QUARTER 2004 RESULTS

FLINT, MICHIGAN — Citizens Banking Corporation announced a net income increase of $2.2 million or 12.2% to $20,286,000 for the three months ended December 31, 2004, compared with net income of $18,074,000 in the same quarter of 2003. This represents an increase of $0.6 million or 3.3% over the net income of $19,646,000 in the third quarter of 2004. Diluted net income per share was $0.46, compared to $0.41 per diluted share for the same quarter of last year and $0.45 per diluted share for the third quarter of 2004. Annualized returns on average assets and average equity during the fourth quarter were 1.05% and 12.43%, respectively, compared with 0.93% and 11.45% in the fourth quarter of 2003. Annualized returns on average assets and average equity for the fourth quarter of 2004 were an improvement over the third quarter of 2004 returns of 1.02% and 12.27%, respectively.

For the year ended December 31, 2004, net income was $76,097,000 or $1.74 per diluted share compared with net income of $65,951,000 or $1.51 per diluted share for the same period of 2003, an increase of 15.4% in net income and 15.2% in diluted net income per share.

“This quarter represents the third consecutive quarter of earnings per share increases and was highlighted by improved performances from many areas of our company,” stated William R. Hartman, Chairman, President and CEO. “Citizens showed continued improvement in credit quality, continued growth in consumer loans and core deposits, and improvement in our fee-based businesses. We believe we are well positioned for continued earnings improvement in 2005.”

Key Highlights in the Quarter:

•	Nonperforming assets continued to decline to their lowest level in more than three years, decreasing $1.5 million or 2.9% to $50.8 million at December 31, 2004 compared with September 30, 2004 and decreased $26.2 million or 34.0% compared with December 31, 2003. The allowance for loan losses as a percent of nonperforming loans is now 285% compared to 290% in the third quarter of 2004 and 179% in the fourth quarter of 2003.

•	The fourth quarter 2004 provision for loan losses of $4.6 million was $0.4 million less than the third quarter of 2004 and $3.4 million or 42.5% less than the fourth quarter of 2003. Net charge-offs declined to $4.6 million in the fourth quarter of 2004 compared with $5.0 million in the third quarter of 2004 and $7.7 million in the fourth quarter of 2003.

•	Total bank core deposit balances increased by $25.6 million in the fourth quarter compared to the third quarter of 2004, representing the fifth consecutive quarter of core deposit growth. The growth has been driven by increases in noninterest bearing deposits and a new market rate savings product introduced in the fourth quarter of 2003.

•	Our Oakland County initiative generated an increase in total loans outstanding of $96.3 million and an increase of total core deposits within the market of $65.5 million during the fourth quarter of 2004 over the third quarter of 2004.

•	Citizens introduced another new suite of checking products during the fourth quarter of 2004, specifically targeted for the public funds sector. Coupled with the business checking product suite introduced earlier this year, over 4,150 business and public fund accounts totaling over $27.8 million have been opened since April 2004. The success of these new products has significantly contributed to the $24.8 million increase in commercial checking balances since December 2003.

Balance Sheet

Citizens’ total assets at December 31, 2004 were $7.7 billion, a decrease of $5.0 million or 0.1% compared with December 31, 2003 and an increase of $46.6 million or 0.6% from September 30, 2004. Material factors contributing to these changes included the sale of our Illinois Bank subsidiary in the third quarter of 2004 ($173.2 million in assets at the date of sale), declines in both the investment portfolio and mortgage loans held for sale, and growth in total portfolio loans. Portfolio loans increased $145.5 million or 2.8% compared with year end 2003 and $89.9 million or 1.7% compared with September 30, 2004 as both consumer and commercial loans increased.

Consumer loans, excluding mortgage loans, increased $231.4 million or 13.1% at December 31, 2004 compared with December 31, 2003 due to a well executed sales process and a number of successful sales campaigns, slightly offset by the reduction of $23.2 million as a result of the Illinois Bank sale completed in the third quarter of 2004. Total consumer loans, excluding mortgage loans, increased $24.2 million or 1.2% since September 30, 2004. Since December 31, 2003, direct consumer loans increased $149.3 million or 14.6% due to the success of the home equity product while indirect loans increased $82.0 million or 11.0% due to growth in the recreational vehicle and marine segments from continued emphasis on service and maintaining strong relationships with existing dealers.

Portfolio mortgage loans were $508.2 million at December 31, 2004, an increase of $11.5 million or 2.3% compared with December 31, 2003 and an increase of $5.5 million or 1.1% from September 30, 2004. The increase in the mortgage portfolio occurred due to slower refinance activity. Citizens continues to sell most new production into the secondary market. Closed mortgage loan volume declined to $132.9 million in the fourth quarter of 2004 compared with $154.7 million in the fourth quarter of 2003.

Commercial loans increased by $60.3 million or 2.1% in the fourth quarter of 2004 from the third quarter of 2004 on a period end basis but, on an average basis, decreased $1.8 million or 0.1%. The increase on a period end basis was driven by strong growth in Michigan’s Oakland County market. Overall, commercial loans at December 31, 2004 were lower than December 31, 2003, by $97.3 million or 3.3% due to lower demand for commercial credit in several of Citizens’ mature markets, high repayment activity, the sale of the Illinois Bank (which equated to $52.9 million at the date of sale), and continued reduction of exposure on credits not meeting Citizens’ risk parameters.

Total deposits were $5.3 billion at December 31, 2004, a decrease of $142.5 million or 2.6% compared with December 31, 2003 and an increase of $32.4 million or 0.6% from September 30, 2004. The decline in deposits since year end 2003 occurred largely within time deposits, reflecting Citizens’ less aggressive pricing posture during the low interest rate environment as well as the impact from the sale of the Illinois Bank (which equated to $155.3 million at the date of sale). Time deposits declined $347.6 million to $1.6 billion at December 31, 2004 compared with $2.0 billion at December 31, 2003.

Core deposits, which exclude time deposits, totaled $3.7 billion at December 31, 2004, an increase of $205.1 million or 5.9% compared with December 31, 2003 and an increase of $25.6 million or 0.7% from September 30, 2004. The increase in core deposits is largely the result of the growth in a new market rate savings product, which has increased $606.5 million since December 31, 2003 and more than offsets the decline of $102.8 million as a result of the Illinois Bank sale. Additionally, noninterest bearing deposits have increased 1.9% since December 31, 2003 as a result of several deposit campaigns throughout the year. Partially offsetting these increases were declines in interest-bearing checking and savings deposits.

Credit Quality

Nonperforming assets totaled $50.8 million at December 31, 2004, a decrease of $1.5 million or 2.9% compared with September 30, 2004 and a decrease of $26.2 million or 34.0% compared with December 31, 2003. Nonperforming assets at December 31, 2004 represent 0.94% of total loans plus other repossessed assets acquired compared with 0.99% at September 30, 2004 and 1.47% at December 31, 2003. Loans added to the commercial nonperforming loan category decreased to $18.4 million for the quarter compared with $22.3 million in the third quarter of 2004 while loans removed from that category totaled $18.9 million for the fourth quarter compared with $29.4 million in the third quarter of 2004.

The allowance for loan losses totaled $122.2 million or 2.27% of portfolio loans at December 31, 2004, consistent with both the September 30, 2004 level of $122.2 million or 2.30% of portfolio loans and the December 31, 2003 level of $123.5 million or 2.35% of portfolio loans. Net charge-offs decreased to $4.6 million in the fourth quarter of 2004 compared with $5.0 million in the prior quarter and decreased from $7.7 million in the fourth quarter of 2003. The decrease in net charge-offs compared with the third quarter of 2004 was due to an increase in the level of loan recoveries partially offset by proactive risk mitigation on a single, large, deteriorating commercial loan. The 40.5% decrease in net charge-offs from the fourth quarter of the prior year was due to lower net charge-offs in the commercial loan portfolio.

The provision for loan losses decreased to $4.6 million in the fourth quarter of 2004 compared with $5.0 million in the third quarter and $8.0 million in the fourth quarter of 2003. The reduction in the provision for loan losses reflects changes in specific reserves, the formula-based component of the reserve which is impacted by the level of net charge-offs, revisions in loan risk rating, and changes in the qualitative risk component of the allowance.

Citizens anticipates both net charge-offs and provision expense in the first quarter of 2005 to be lower than the fourth quarter of 2004 based on current business trends.

Net Interest Margin and Net Interest Income

Net interest margin decreased to 3.97% in the fourth quarter of 2004 compared with 4.02% in the prior quarter and 4.07% in the fourth quarter of 2003. The decrease in net interest margin compared with the third quarter of 2004 was due to lower yields on investments and residential mortgage loans, and growth in higher yielding deposit products. The decrease in net interest margin compared with the fourth quarter of 2003 resulted from the liability yield increase outpacing the asset yield increase, which was slowed by real estate and consumer loan yield declines. For the full year 2004, net interest margin declined to 3.99% compared with 4.15% for the same period of 2003.

Net interest income was $68.5 million in the fourth quarter of 2004 compared with $69.3 million in the prior quarter and $70.7 million in fourth quarter of 2003. The decrease compared with the prior quarter was driven by lower net interest margin as average earning assets remained relatively flat. The impact on fourth quarter 2004 earning assets as a result of the Illinois Bank sale in the third quarter of 2004 was largely offset by organic growth in the consumer loan portfolio. The decrease in net interest income compared with the fourth quarter of 2003 resulted from the aforementioned decline in the net interest margin and from lower average earning assets resulting from the sale of the Illinois Bank. For the full year 2004, net interest income declined $10.9 million to $275.3 million compared with the full year 2003 due to the decline in net interest margin percentage. Average earning assets were nearly unchanged year over year with consumer loan growth offsetting the impact of the sale of the Illinois Bank.

In the first quarter of 2005 Citizens anticipates net interest income will be lower than the fourth quarter of 2004 levels due to anticipated slight margin compression and having two fewer days in the quarter.

Noninterest Income

Noninterest income for the fourth quarter of 2004 increased $2.0 million or 9.4% to $23.7 million compared with the fourth quarter of 2003. The increase resulted from higher trust fees, mortgage fees, and deposit service charges. Compared with the third quarter of 2004, noninterest income decreased $11.4 million or 32.6% as a result of the $11.7 million pre-tax gain from the sale of the Illinois Bank completed in the third quarter of 2004. Noninterest income increased $9.2 million or 9.7% to $104.1 million during the twelve month period ended December 31, 2004 compared with the same period of 2003. This increase was due to the aforementioned gain from the sale of the Illinois Bank and increased deposit service charge income, partially offset by lower mortgage income.

Deposit service charges for the fourth quarter of 2004 increased $0.7 million or 9.2% compared with the fourth quarter of 2003. For the twelve months ended December 31, 2004 deposit service charges increased $5.2 million or 17.4% to $35.1 million compared with the twelve months ended December 31, 2003. The increase was the result of initiatives implemented over the last six quarters which improved fee waiver management and slight increases in certain fees. For the three month period ended December 31, 2004, deposit service charges decreased $.4 million or 4.2% to $8.8 million compared with the third quarter of

2004. This decrease was due to the rising rate environment, which resulted in higher credits against commercial deposit service charges based on commercial deposit balances.

Trust fees increased $0.2 million or 3.9% to $4.8 million in the fourth quarter of 2004 compared with the fourth quarter of 2003. Trust fees increased $0.3 million or 1.9% to $17.9 million for the twelve months ended December 31, 2004 compared with the same period in 2003. The increases in trust fees were due to stronger financial markets and Citizens’ sales management processes implemented during the first quarter of 2004. These new processes are focused on relationship management and new business development strategies. Total trust assets under administration decreased $184.4 million to $2.7 billion at December 31, 2004 compared to December 31, 2003. The decline in trust assets was due to the reduction of a large institutional relationship and a large custody account.

Mortgage and other loan income increased $0.5 million or 23.2% to $2.6 million in the fourth quarter of 2004 compared with the fourth quarter of 2003, reflecting an improvement in the execution of the secondary market sales process. For the twelve months ended December 31, 2004, mortgage and other loan income declined $8.4 million or 46.7% to $9.6 million compared with the same period in 2003. The decline in mortgage fees reflects the decrease in mortgage origination volume as compared to 2003, due to the increased refinance activity that occurred during 2003.

Brokerage and investment fees were relatively unchanged at $1.7 million for the fourth quarter of 2004 compared to the fourth quarter of 2003. Brokerage and investment fees increased $0.2 million or 2.1% to $7.9 million for the twelve months of 2004 compared with the same period in 2003. The increase in brokerage and investment fees is due to three sales campaigns coordinated between the Consumer and Wealth Management lines of business.

Other noninterest income increased $0.5 million or 9.5% to $4.8 million for the quarter and $1.5 million or 8.3% to $20.0 million for the twelve months ended December 31, 2004 compared with the same periods of the prior year. The increase was the result of the profit on the sale of closed bank premises of $0.3 million and $1.6 million for the 2004 three and twelve month periods, respectively. Additionally, in the third quarter of 2004 Citizens received a distribution of $0.8 million related to venture capital investments made beginning in 1998, in a limited partnership pursuing early stage investment opportunities in technology driven businesses located in the Midwest region of the United States.

Net investment securities gains (losses) during 2004 were $1.6 million less than 2003 as a result of investment securities sold during the year.

Citizens anticipates total noninterest income in the first quarter of 2005 to be lower than the fourth quarter of 2004 based on anticipated lower mortgage activity.

Noninterest Expense

Noninterest expense increased $0.7 million or 1.1% to $61.1 million in the fourth quarter of 2004 compared with $60.4 million in the fourth quarter of 2003 and decreased $17.9 million or 22.6% compared with $79.0 million in the third quarter of 2004. During the third quarter of 2004, the Bank incurred an $18.0 million prepayment penalty on high cost Federal Home Loan Bank (“FHLB”) debt. For the year ended December 31, 2004, noninterest expense increased $29.8 million or 12.8% to $262.8 million compared with the same period in 2003 reflecting the impact of the prepayment penalty on the FHLB debt and higher costs as a result of the Oakland County initiative.

Salaries and employee benefits increased $1.5 million or 5.2% and $6.8 million or 5.5% for the three and twelve month periods ended December 31, 2004, respectively, compared with the same periods of the prior year. Salaries related to the Oakland County initiative increased $0.3 million and $3.6 million for the three and twelve month periods, respectively. Employee benefits increased in both the three and twelve month periods due to higher pension and medical expenses. Normal salary merit increases were partially offset by a reduction in staffing levels. Citizens had 2,215 full time equivalent employees at December 31, 2004, down from 2,260 at September 30, 2004 and 2,345 at December 31, 2003.

Occupancy costs were relatively unchanged for the three month period ended December 31, 2004 and increased $1.8 million or 9.5% for the twelve months ended December 31, 2004 compared with the same periods of the prior year. The increase was largely due to $0.9 million in costs related to the opening of new branches and two regional hubs in Oakland County and, to a lesser extent, higher building repair and maintenance costs.

Professional services expense decreased $1.3 million or 24.8% and $1.6 million or 8.8% for the three and twelve month periods ended December 31, 2004, respectively, compared with the same periods of the prior year. The decreases were the result of lower executive recruiting and relocation costs and a decline in costs associated with banking industry consultants, partially offset by higher costs related to new internal control evaluation procedures to comply with Section 404 of the Sarbanes-Oxley Act.

Equipment related costs decreased $0.6 million or 15.3% and $2.1 million or 13.0% for the three and twelve month periods ended December 31, 2004, respectively, compared to the same periods in the prior year. These decreases were the result of the reclassification of data transmission costs from equipment expense to telephone expense in connection with a new services contract. In addition, Citizens experienced lower depreciation and amortization expense on equipment and software. These decreases were partially offset by increases in noncapitalized equipment purchases as a result of changes in Citizens’ capitalization policy.

Data processing services were relatively unchanged at $3.1 million for the three month period and increased $0.6 million or 4.8% for the twelve month period ended December 31, 2004 compared with the same periods of the prior year. The increase in the twelve month period is due to higher processing costs following the fourth quarter 2003 implementation of the new trust and investment accounting systems. These increases were partially offset by reduced processing costs on Citizens’ core loan and deposit systems.

Advertising and public relations expense increased $1.2 million or 69.1% and $3.4 million or 58.7% for the three and twelve month periods ended December 31, 2004, respectively, compared with the same periods of the prior year. These increases were the result of advertising to support Citizens’ Oakland County initiative, deposit-focused promotions and the new brand introduction.

Other loan fee expense decreased $0.4 million or 29.5% and $0.9 million or 17.7% for the three and twelve month periods ended December 31, 2004, respectively, compared with the same periods of the prior year. Loan fee expenses decreased due to lower mortgage loan expenses as a result of lower mortgage origination volume and process efficiencies resulting in lower title fee expense.

Other noninterest expense increased $0.3 million or 6.1% and $2.7 million or 16.7% for the three and twelve month periods ended December 31, 2004, respectively, compared with the same periods of the prior year. Contributing to the increases for the three and twelve month periods ended December 31, 2004, were higher expenses for travel and training, certain tax related reconciliation items, and losses from litigation settlements. Partially offsetting these increases were lower service fees in both the quarter and the twelve month period ended December 31, 2004 due to implementation costs associated with Wealth Management’s strategic alliances with SEI Investments, EnvestnetPMC, Inc., and EPIC Advisors, Inc. initiated in the third and fourth quarters of 2003. Additionally, other real estate expenses decreased $1.3 million for the twelve month period ended December 31, 2004 due to reduced losses on property sales and lower carrying costs on properties under management.

In the first quarter of 2005, Citizens anticipates that noninterest expenses will be lower than the fourth quarter of 2004 due to costs incurred in the fourth quarter that are not expected to be incurred during the first quarter.

Oakland County

Citizens continued to focus on the expansion initiative in Oakland County, Michigan. Two regional hub locations and four branch facilities were opened during 2004 with plans for an additional three new branches in 2005. The Oakland County expansion initiative has shown great success since being launched in the fourth quarter of 2003, as evidenced by total loans increasing $203.7 million or 49.2% with total outstanding loans of $617.9 million as of December 31, 2004. Increases occurred in both the commercial and consumer banking lines of business with commercial loans increasing $185.6 million or 51.3% and consumer loans increasing $18.1 million or 34.9%. Core deposits increased $65.5 million or 43.9% to $214.7 million for the same period. Total full-time equivalent (“FTE”) personnel in Oakland County increased by 42 since the end of the fourth quarter of 2003 to 124 FTE’s. From the third quarter of 2004, total loans increased $96.3 million and core deposits increased $22.6 million as of December 31, 2004.

Other News

Re-branding Update

The new look of Citizens Banking Corporation – first introduced in November 2003 at Citizens Bank branches in Oakland County, Michigan – was unveiled throughout the state of Michigan during 2004. The redesign of the corporate image updates Citizens’ traditional “weather ball” logo, giving it a more sophisticated, action-oriented look. The change distinguishes Citizens from competitors and provides a positive message that conveys the essence of the company. During 2004, new signage highlighting the updated logo replaced existing signs at the bank’s 115 Michigan locations. The new logo also began appearing on Citizens Bank client account statements, new checks and check cards, brochures, advertising, and on the company’s web site at www.citizensonline.com.

Citizens is planning to re-brand the F&M Bank-Wisconsin locations as Citizens Bank in April 2005. Citizens previously announced its plan to consolidate F&M Bank-Wisconsin with Citizens Bank under one State of Michigan Federal Reserve member charter. The re-branding will include new Citizens Bank signage at all of the company’s Wisconsin locations and the replacement of the F&M Bank name and logo with the Citizens Bank name and logo on all materials and products. Citizens expects to re-brand its F&M Bank-Iowa branches in late 2005 or early 2006.

During the fourth quarter of 2004, Citizens repurchased a total of 83,600 shares of its stock at an average price of $34.10. As of December 31, 2004, 2,850,200 shares remain to be purchased under the program approved by the company’s Board of Directors on October 16, 2003.

Dividend Announcement

The Board of Directors of Citizens Banking Corporation declared a cash dividend of $0.285 per share of common stock. The dividend is payable on February 10, 2005, to shareholders of record on February 1, 2005.

Investor Conference Call

William R. Hartman, Chairman, President and CEO, Charles D. Christy, CFO, John D. Schwab, Chief Credit Officer, and Martin E. Grunst, Treasurer will review the quarter’s results in a conference call for investors and analysts beginning at 10:00am EST on Friday, January 21, 2005.

A live audio web cast is available at http://viavid.net/dce.aspx?sid=00002160 To participate in the conference call, please call the number below approximately 10 minutes prior to the scheduled conference time: US/Canada Dial-In Number: (800) 374-2419 International Dial-In Number: (706) 634-1073 Conference ID: 3188892 Conference Name: “Citizens Banking Corporation Fourth Quarter Earnings Call” R.S.V.P. is not required.

A playback of the conference call will be available after 12:00pm EST through January 28, 2005, by dialing US/Canada Dial-In Number: (800) 642-1687 or International Dial-In Number: (706) 645-9291 conference ID: 3188892. Also, a playback of the call can be accessed via Citizens’ web site, through the Investor Relations section at www.citizensonline.com

Corporate Profile

Citizens Banking Corporation is a diversified financial services company providing a full range of commercial, consumer, mortgage banking, trust and financial planning services to a broad client base. Citizens operates 180 branch, private banking, and financial center locations throughout Michigan, Wisconsin, and Iowa.

Safe Harbor Statement

Discussions in this release that are not statements of historical fact (including statements that include terms such as “will” “may,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” and “plan”) are forward-looking statements that involve risks and uncertainties, and Citizens’ actual future results could materially differ from those discussed. Factors that could cause or contribute to such differences include, without limitation, adverse changes in Citizens’ loan and lease portfolios and the resulting credit risk-related losses and expenses (including losses due to fraud and economic factors), Citizens’ future lending and collections experience and the potential inadequacy of Citizens’ loan loss reserves, interest rate fluctuations and the effects on net interest income of changes in Citizens’ interest rate risk position, the potential inability to hedge certain risks economically, other adverse changes in economic or financial market conditions, the effects of terrorist attacks and potential attacks, Citizens’ potential inability to continue to attract core deposits, Citizens’ potential inability to continue to obtain third party financing on favorable terms, adverse changes in competition and pricing environments, Citizens’ potential failure to maintain or improve loan quality levels and origination volume, unanticipated expenses and payments relating to litigation brought against Citizens from time to time, unanticipated technological changes that require major capital expenditures, adverse changes in applicable laws and regulatory requirements, the potential lack of market acceptance of Citizens’ products and services, Citizens’ potential inability to successfully expand its Oakland county operations, adverse changes in Citizens’ relationship with major customers, changes in accounting rules that negatively impact results of operations or capital, the potential inadequacy of Citizens’ business continuity plans, the potential failure of Citizens’ external vendors to fulfill their contractual obligations to Citizens, Citizens’ potential inability to integrate acquired operations or complete its restructuring, unanticipated environmental liabilities or costs, impairment of the ability of the banking subsidiaries to pay dividends to the holding company parent, Citizens’ success in managing the risks involved in the foregoing, and other risks and uncertainties detailed from time to time in its filings with the Securities and Exchange Commission. Other factors not currently anticipated by management may also materially and adversely affect Citizens’ results of operations. There can be no assurance that the future results will meet expectations. While Citizens believes that its forward-looking statements are reasonable, you should not place undue reliance on any forward-looking statement. In addition, these statements speak only as of the date made. Citizens does not undertake, and expressly disclaims any obligation, to update or alter its statements whether as a result of new information, future events or otherwise, except as required by applicable law.

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(Financial highlights follow)

Visit our Web site at http://www.CitizensOnline.com

Consolidated Balance Sheets (Unaudited)
Citizens Banking Corporation and Subsidiaries

	December 31,	September 30,	December 31,
(in thousands)	2004	2004	2003

Assets
Cash and due from banks	$153,474	$166,936	$182,545
Interest-bearing deposits with banks	1,769	1,933	2,072
Investment Securities:
Available-for-sale:
U.S. Treasury and federal agency securities	1,348,199	1,384,546	1,452,582
State and municipal securities	395,878	407,226	437,003
Other securities	70,447	70,902	75,616
Held-to-maturity:
State and municipal securities (fair value of $54,749, $49,646, and $19,913, respectively)	54,035	48,878	19,857

Total investment securities	1,868,559	1,911,552	1,985,058
Mortgage loans held for sale	28,038	15,715	42,561
Loans:
Commercial	1,633,698	1,618,678	1,673,447
Commercial real estate	1,255,913	1,210,661	1,313,491
Residential mortgage loans	508,234	502,784	496,716
Direct consumer	1,169,618	1,133,644	1,020,269
Indirect consumer	825,902	837,664	743,895

Total loans	5,393,365	5,303,431	5,247,818
Less: Allowance for loan losses	(122,184)	(122,184)	(123,545)

Net loans	5,271,181	5,181,247	5,124,273
Premises and equipment	117,944	117,743	112,784
Goodwill	54,527	54,527	54,785
Other intangible assets	14,033	14,758	16,932
Bank owned life insurance	82,613	82,022	80,461
Other assets	113,895	113,017	109,599

Total assets	$7,706,033	$7,659,450	$7,711,070

Liabilities
Noninterest-bearing deposits	$898,820	$933,864	$882,429
Interest-bearing demand deposits	1,150,332	1,206,540	1,360,756
Savings deposits	1,638,295	1,521,415	1,239,178
Time deposits	1,612,313	1,605,520	1,959,904

Total deposits	5,299,760	5,267,339	5,442,267
Federal funds purchased and securities sold under agreements to repurchase	671,660	707,219	588,593
Other short-term borrowings	53,114	44,266	43,077
Other liabilities	77,276	64,588	65,112
Long-term debt	949,921	926,318	936,859

Total liabilities	7,051,731	7,009,730	7,075,908

Shareholders’ Equity
Preferred stock - no par value	—	—	—
Common stock - no par value	97,180	97,882	100,314
Retained earnings	539,128	530,896	512,045
Accumulated other comprehensive income	17,994	20,942	22,803

Total shareholders’ equity	654,302	649,720	635,162

Total liabilities and shareholders’ equity	$7,706,033	$7,659,450	$7,711,070

Consolidated Statements of Income (Unaudited)
Citizens Banking Corporation and Subsidiaries

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in thousands, except per share amounts)	2004	2003	2004	2003

Interest Income
Interest and fees on loans	$77,290	$76,345	$300,539	$323,739
Interest and dividends on investment securities:
Taxable	14,726	15,836	61,501	61,631
Tax-exempt	5,150	5,214	20,916	20,502
Money market investments	4	3	12	105

Total interest income	97,170	97,398	382,968	405,977

Interest Expense
Deposits	16,462	17,039	64,439	83,449
Short-term borrowings	3,813	1,463	9,584	4,960
Long-term debt	8,415	8,218	33,618	31,310

Total interest expense	28,690	26,720	107,641	119,719

Net Interest Income	68,480	70,678	275,327	286,258
Provision for loan losses	4,609	8,020	21,094	62,962

Net interest income after provision for loan losses	63,871	62,658	254,233	223,296

Noninterest Income
Service charges on deposit accounts	8,814	8,074	35,121	29,916
Trust fees	4,794	4,615	17,854	17,527
Mortgage and other loan income	2,562	2,079	9,615	18,046
Brokerage and investment fees	1,733	1,705	7,885	7,720
Bankcard fees	897	732	3,444	3,042
Gain on sale of Illinois bank subsidiary	—	—	11,650	—
Other	4,844	4,424	19,991	18,465

Total fees and other income	23,644	21,629	105,560	94,716
Investment securities gains (losses)	10	2	(1,509)	103

Total noninterest income	23,654	21,631	104,051	94,819

Noninterest Expense
Salaries and employee benefits	31,320	29,774	129,093	122,322
Occupancy	5,077	5,112	20,200	18,449
Professional services	3,911	5,202	16,251	17,815
Equipment	3,575	4,221	14,371	16,519
Data processing services	3,074	3,145	13,352	12,744
Advertising and public relations	2,907	1,719	9,180	5,786
Postage and delivery	1,600	1,796	6,534	6,896
Telephone	1,502	1,314	6,030	4,793
Other loan fees	840	1,192	3,984	4,840
Stationery and supplies	1,046	1,024	3,751	3,505
Intangible asset amortization	725	725	2,899	2,899
Prepayment penalty on FHLB advances	—	—	17,959	—
Other	5,540	5,222	19,163	16,420

Total noninterest expense	61,117	60,446	262,767	232,988

Income Before Income Taxes	26,408	23,843	95,517	85,127
Income tax provision	6,122	5,769	19,420	19,176

Net Income	$20,286	$18,074	$76,097	$65,951

Net Income Per Share:
Basic	$0.47	$0.42	$1.76	$1.52
Diluted	0.46	0.41	1.74	1.51
Cash Dividends Declared Per Share	0.285	0.285	1.140	1.140

Average Shares Outstanding:
Basic	43,235	43,237	43,266	43,304
Diluted	43,798	43,714	43,767	43,609

Selected Quarterly Information
Citizens Banking Corporation and Subsidiaries

	4th Qtr 2004	3rd Qtr 2004	2nd Qtr 2004	1st Qtr 2004	4th Qtr 2003

Summary of Operations (thousands)
Interest income	$97,170	$96,029	$95,375	$94,394	$97,398
Interest expense	28,690	26,728	26,157	26,066	26,720
Net interest income	68,480	69,301	69,218	68,328	70,678
Provision for loan losses	4,609	4,985	4,500	7,000	8,020
Net interest income after provision for loan losses	63,871	64,316	64,718	61,328	62,658
Total fees and other income	23,644	34,548	24,856	22,512	21,629
Investment securities gains (losses)	10	534	(2,053)	—	2
Noninterest expense	61,117	78,973	62,143	60,534	60,446
Income tax provision	6,122	779	6,656	5,863	5,769
Net income	20,286	19,646	18,722	17,443	18,074

At Period End (millions)
Total assets	$7,706	$7,659	$7,748	$7,692	$7,711
Total earning assets	7,292	7,233	7,305	7,279	7,278
Total loans including held for sale	5,421	5,319	5,327	5,237	5,290
Total deposits	5,300	5,267	5,361	5,461	5,442
Total shareholders’ equity	654	650	628	654	635

Average Balances (millions)
Total assets	$7,661	$7,669	$7,769	$7,640	$7,697
Total earning assets	7,238	7,235	7,338	7,228	7,279
Total loans including held for sale	5,337	5,289	5,312	5,229	5,285
Total deposits	5,258	5,336	5,435	5,474	5,481
Total shareholders’ equity	649	637	628	644	626
Shareholders’ equity / assets	8.48%	8.31%	8.08%	8.43%	8.13%

Credit Quality Statistics (thousands)
Nonaccrual loans	$42,819	$41,706	$48,191	$54,565	$68,744
Loans 90 or more days past due and still accruing	40	324	298	201	345
Restructured loans	42	52	52	52	—

Total nonperforming loans	42,901	42,082	48,541	54,818	69,089
Other repossessed assets acquired (ORAA)	7,946	10,303	9,673	7,592	7,943

Total nonperforming assets	$50,847	$52,385	$58,214	$62,410	$77,032

Allowance for loan losses	$122,184	$122,184	$123,805	$123,703	$123,545
Allowance for loan losses as a percent of portfolio loans	2.27%	2.30%	2.34%	2.38%	2.35%
Allowance for loan losses as a percent of nonperforming assets	240.30	233.24	212.67	198.21	160.38
Allowance for loan losses as a percent of nonperforming loans	284.80	290.35	255.05	225.66	178.82
Nonperforming assets as a percent of portfolio loans plus ORAA	0.94	0.99	1.10	1.20	1.47
Nonperforming assets as a percent of total assets	0.66	0.68	0.75	0.81	1.00
Net loans charged off as a percent of average portfolio loans (annualized)	0.35	0.38	0.33	0.53	0.59
Net loans charged off (000)	$4,608	$4,985	$4,398	$6,842	$7,740

Per Common Share Data
Net Income:
Basic	$0.47	$0.46	$0.43	$0.40	$0.42
Diluted	0.46	0.45	0.43	0.40	0.41
Dividends	0.285	0.285	0.285	0.285	0.285
Market Value:
High	$35.43	$33.36	$33.99	$34.00	$34.26
Low	32.01	29.42	28.31	31.55	26.41
Close	34.35	32.57	31.05	32.63	32.72
Book value	15.13	15.03	14.51	15.09	14.69
Shares outstanding, end of period (000)	43,240	43,234	43,263	43,343	43,242

Performance Ratios (annualized)
Net interest margin (FTE) (1)	3.97%	4.02%	3.98%	4.01%	4.07%
Return on average assets	1.05	1.02	0.97	0.92	0.93
Return on average shareholders’ equity	12.43	12.27	12.00	10.89	11.45
Efficiency ratio (2)(3)(4)	64.21	63.86	63.78	64.26	63.16

(1)	Net interest margin is presented on an annual basis, includes taxable equivalent adjustments to interest income and is based on a tax rate of 35%.

(2)	Efficiency Ratio = Noninterest expense/(Net interest income + Total fees and other income). It measures how efficient a bank spends its revenues. Third quarter 2004 excludes investment securities gains of $534,000, gain on sale of Illinois bank subsidiary of $11,650,000 and prepayment penalty on FHLB advances of $17,959,000. The efficiency ratio would equal 73.30% if the excluded items were included in the calculation.

(3)	The efficiency ratio for second quarter 2004 would equal 65.16% if investment securities losses of ($2,053,000) were included.

(4)	The efficiency ratio for fourth quarter 2004 would equal 64.02% if investment securities gains of $10,000 and a special charge recovery of $167,000 were included.

Financial Summary and Comparison
Citizens Banking Corporation and Subsidiaries

	For the twelve months ended
	December 31,
	2004	2003	% Change

Summary of Operations (thousands)
Interest income	$382,968	$405,977	(5.7)%
Interest expense	107,641	119,719	(10.1)
Net interest income	275,327	286,258	(3.8)
Provision for loan losses	21,094	62,962	(66.5)
Net interest income after provision for loan losses	254,233	223,296	13.9
Total fees and other income	105,560	94,716	11.4
Investment securities gains (losses)	(1,509)	103	N/M
Noninterest expense	262,767	232,988	12.8
Income tax provision	19,420	19,176	1.3
Net income	76,097	65,951	15.4

At Period End (millions)
Total assets	$7,706	$7,711	(0.1)%
Total earning assets	7,292	7,278	0.2
Total loans including held for sale	5,421	5,290	2.5
Total deposits	5,300	5,442	(2.6)
Total shareholders’ equity	654	635	3.0

Average Balances (millions)
Total assets	$7,685	$7,694	(0.1)%
Total earning assets	7,260	7,273	(0.2)
Total loans including held for sale	5,292	5,404	(2.1)
Total deposits	5,375	5,666	(5.1)
Total shareholders’ equity	640	632	1.2
Shareholders’ equity / assets	8.32%	8.21%	1.4

Per Common Share Data
Net Income:
Basic	$1.76	$1.52	15.8%
Diluted	1.74	1.51	15.2
Dividends	1.140	1.140	0.0

Market Value:
High	$35.43	$34.26	3.4
Low	28.31	21.72	30.3
Close	34.35	32.72	5.0
Book value	15.13	14.69	3.0
Tangible book value	13.55	13.03	4.0
Shares outstanding, end of period (000)	43,240	43,242	(0.0)

Performance Ratios (annualized)
Net interest margin (FTE) (1)	3.99%	4.15%	(3.9)%
Return on average assets	0.99	0.86	15.1
Return on average shareholders’ equity	11.90	10.44	14.0
Net loans charged off as a percent of average portfolio loans	0.40	0.88	(54.5)

(1)	Net interest margin is presented on an annual basis and includes taxable equivalent adjustments to interest income of $13,392,000 and $13,508,000 for the twelve months ended December 31, 2004 and 2003, respectively, based on a tax rate of 35%.

N/M - not meaningful

Noninterest Income and Noninterest Expense (Unaudited)
Citizens Banking Corporation and Subsidiaries

	Quarter Ended
	Dec 31	Sept 30	June 30	Mar 31	Dec 31
(in thousands)	2004	2004	2004	2004	2003

NONINTEREST INCOME:
Service charges on deposit accounts	$8,814	$9,196	$9,069	$8,042	$8,074
Trust fees	4,794	4,222	4,528	4,310	4,615
Mortgage and other loan income	2,562	1,750	3,047	2,256	2,079
Brokerage and investment fees	1,733	1,719	2,651	1,782	1,705
Bankcard fees	897	853	911	783	732
Gain on sale of Illinois bank subsidiary	—	11,650	—	—	—
Other income	4,844	5,158	4,650	5,339	4,424

Total fees and other income	23,644	34,548	24,856	22,512	21,629
Investment securities gains (losses)	10	534	(2,053)	—	2

TOTAL NONINTEREST INCOME	$23,654	$35,082	$22,803	$22,512	$21,631

NONINTEREST EXPENSE:
Salaries and employee benefits	$31,320	$32,649	$33,185	$31,939	$29,774
Occupancy	5,077	4,859	4,922	5,342	5,112
Professional services	3,911	4,131	4,281	3,928	5,202
Equipment	3,575	3,486	3,668	3,642	4,221
Data processing services	3,074	3,192	3,440	3,646	3,145
Advertising and public relations	2,907	2,090	2,038	2,145	1,719
Postage and delivery	1,600	1,516	1,862	1,556	1,796
Telephone	1,502	1,543	1,451	1,534	1,314
Other loan fees	840	384	1,631	1,129	1,192
Stationery and supplies	1,046	947	916	842	1,024
Intangible asset amortization	725	725	724	725	725
Prepayment penalty on FHLB advances	—	17,959	—	—	—
Other expense	5,540	5,492	4,025	4,106	5,222

TOTAL NONINTEREST EXPENSE	$61,117	$78,973	$62,143	$60,534	$60,446

Average Balances, Yields and Rates

	Three Months Ended
	December 31, 2004		September 30, 2004		December 31, 2003
	Average	Average	Average	Average	Average	Average
(in thousands)	Balance	Rate (1)	Balance	Rate (1)	Balance (2)	Rate (1)(2)

Earning Assets
Money market investments	$1,904	0.85%	$2,592	0.57%	$2,539	0.51%
Investment securities (3):
Taxable	1,446,836	4.07	1,491,700	4.11	1,542,774	4.11
Tax-exempt	421,523	7.52	426,893	7.56	418,438	7.67
Mortgage loans held for sale	20,910	6.62	21,640	6.35	52,861	5.47
Loans (4):
Commercial	1,598,030	5.42	1,606,257	5.19	1,673,017	4.99
Commercial real estate	1,229,568	5.96	1,223,116	5.90	1,309,832	6.07
Residential mortgage loans	503,139	5.55	489,608	5.73	506,077	5.56
Direct consumer	1,151,932	5.68	1,124,343	5.57	996,486	5.96
Indirect consumer	833,599	6.63	824,030	6.66	746,444	6.99

Total portfolio loans	5,316,268	5.80	5,267,354	5.72	5,231,856	5.78

Total earning assets	7,207,441	5.56	7,210,179	5.49	7,248,468	5.53

Nonearning Assets
Cash and due from banks	162,170		170,013		165,477
Bank premises and equipment	118,217		118,110		112,651
Investment security fair value adjustment	30,414		24,664		30,907
Other nonearning assets	266,123		270,491		264,779
Allowance for loan losses	(122,934)		(124,197)		(125,420)

Total assets	$7,661,431		$7,669,260		$7,696,862

Interest-Bearing Liabilities
Deposits:
Interest-bearing demand	$1,183,322	0.77	$1,269,994	0.76	$1,340,511	0.73
Savings deposits	1,534,662	1.03	1,493,434	0.84	1,262,141	0.47
Time deposits	1,608,388	2.52	1,634,243	2.44	1,976,707	2.63
Short-term borrowings	729,610	2.08	694,850	1.55	576,496	1.01
Long-term debt	946,588	3.54	923,476	3.62	938,005	3.48

Total interest-bearing liabilities	6,002,570	1.90	6,015,997	1.77	6,093,860	1.74

Noninterest-Bearing Liabilities and Shareholders’ Equity
Noninterest-bearing demand	931,622		938,155		901,383
Other liabilities	77,766		77,905		75,625
Shareholders’ equity	649,473		637,203		625,994

Total liabilities and shareholders’ equity	$7,661,431		$7,669,260		$7,696,862

Interest Spread		3.66%		3.72%		3.79%
Contribution of noninterest bearing sources of funds		0.31		0.30		0.28

Net Interest Income as a Percent of Earning Assets		3.97%		4.02%		4.07%

(1)	Average rates are presented on an annual basis and include taxable equivalent adjustments to interest income.

(2)	Certain amounts have been reclassified to conform with current year presentation.

(3)	For presentation in this table, average balances and the corresponding average rates for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.

(4)	Nonaccrual loans are included in average balances.

Average Balances, Yields and Rates

	Twelve Months Ended December 31,
	2004		2003
	Average	Average	Average	Average
(in thousands)	Balance	Rate (1)	Balance (2)	Rate (1)(2)

Earning Assets
Money market investments	$2,095	0.57%	$11,214	0.94%
Investment securities (3):
Taxable	1,511,515	4.07	1,405,549	4.38
Tax-exempt	424,280	7.58	405,412	7.78
Mortgage loans held for sale	29,559	6.09	125,206	5.54
Loans (4):
Commercial	1,613,919	5.18	1,763,466	5.18
Commercial real estate	1,255,490	5.88	1,348,845	6.28
Residential mortgage loans	493,037	5.69	557,766	6.09
Direct consumer	1,108,036	5.61	920,696	6.39
Indirect consumer	791,907	6.72	688,350	7.32

Total portfolio loans	5,262,389	5.72	5,279,123	6.05

Total earning assets	7,229,838	5.48	7,226,504	5.80
Nonearning Assets
Cash and due from banks	163,646		170,865
Bank premises and equipment	117,334		113,974
Investment security fair value adjustment	29,822		46,383
Other nonearning assets	268,681		257,131
Allowance for loan losses	(124,487)		(120,926)

Total assets	$7,684,834		$7,693,931

Interest-Bearing Liabilities
Deposits:
Interest-bearing demand	$1,281,635	0.75	$1,319,858	0.89
Savings deposits	1,425,369	0.77	1,329,648	0.67
Time deposits	1,753,387	2.50	2,138,087	2.94
Short-term borrowings	655,472	1.46	458,673	1.08
Long-term debt	936,049	3.59	861,704	3.63

Total interest-bearing liabilities	6,051,912	1.78	6,107,970	1.96

Noninterest-Bearing Liabilities and Shareholders’ Equity
Noninterest-bearing demand	914,906		877,939
Other liabilities	78,385		75,962
Shareholders’ equity	639,631		632,060

Total liabilities and shareholders’ equity	$7,684,834		$7,693,931

Interest Spread		3.70%		3.84%
Contribution of noninterest bearing sources of funds		0.29		0.31

Net Interest Income as a Percent of Earning Assets		3.99%		4.15%

(1)	Average rates are presented on an annual basis and include taxable equivalent adjustments to interest income.

(2)	Certain amounts have been reclassified to conform with current year presentation.

(3)	For presentation in this table, average balances and the corresponding average rates for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.

(4)	Nonaccrual loans are included in average balances.

Nonperforming Assets
Citizens Banking Corporation and Subsidiaries

	Quarter Ended
	Dec 31	Sept 30	June	Mar 31	Dec 31
(in thousands)	2004	2004	2004	2004	2003

Commercial(1)
Commercial	$10,876	$13,433	$18,066	$24,359	$37,171
Commercial real estate	14,464	12,290	14,982	15,310	16,385
Small business	2,898	2,974	2,749	2,052	1,603

Total commercial	28,238	28,697	35,797	41,721	55,159
Consumer:		—	—	—	—
Direct	3,518	3,682	4,042	3,471	3,177
Indirect	2,420	1,158	655	1,087	1,247
Mortgage	8,643	8,169	7,697	8,286	9,161
Loans 90 days or more past due and still accruing	40	324	298	201	345
Restructured loans	42	52	52	52	—

Total Nonperforming Loans	42,901	42,082	48,541	54,818	69,089
Other Reposessed Assets Acquired	7,946	10,303	9,673	7,592	7,943

Total Nonperforming Assets	$50,847	$52,385	$58,214	$62,410	$77,032

(1) Changes in commercial nonperforming loans for the quarter (in millions):
Inflows	$18.4	$22.3	$17.3	$11.7	$17.8
Outflows	(18.9)	(29.4)	(23.2)	(25.1)	(32.8)

Net change	$(0.5)	$(7.1)	$(5.9)	$(13.4)	$(15.0)

Summary of Loan Loss Experience
Citizens Banking Corporation and Subsidiaries

	Quarter Ended
	Dec 31	Sept 30	June	Mar 31	Dec 31
(in thousands)	2004	2004	2004	2004	2003

Allowance for loan losses - beginning of period	$122,184	$123,805	$123,703	$123,545	$123,265

Less: Allowance of sold bank	—	(1,621)	—	—	—

Provision for loan losses	4,609	4,985	4,500	7,000	8,020

Charge-offs:
Commercial	952	2,698	2,982	5,703	7,323
Commercial real estate	5,754	1,763	1,918	1,151	2,276
Small business	924	518	167	218	551

Total commercial	7,630	4,979	5,067	7,072	10,150
Real estate mortgage	238	324	305	193	320
Consumer - Direct	1,600	1,471	1,220	1,629	1,388
Consumer - Indirect	2,155	1,888	1,630	1,892	2,580

Total charge-offs	11,623	8,662	8,222	10,786	14,438

Recoveries:
Commercial	5,386	2,315	2,202	2,333	4,452
Commercial real estate	609	339	225	432	927
Small business	74	29	107	17	165

Total commercial	6,069	2,683	2,534	2,782	5,544
Real estate mortgage	—	34	23	13	—
Consumer - Direct	364	342	560	437	461
Consumer - Indirect	582	618	707	712	693

Total recoveries	7,015	3,677	3,824	3,944	6,698

Net charge-offs	4,608	4,985	4,398	6,842	7,740

Allowance for loan losses - end of period	$122,184	$122,184	$123,805	$123,703	$123,545

Reserve for loan commitments - end of period	$2,833	$2,630	$3,000	$2,757	$2,690

	For the Quarter Ended December 31, 2004					For the Twelve Months Ended December 31, 2004
			Consumer -	Consumer -				Consumer -	Consumer -
	Commercial	Real estate	Direct	Indirect	Total	Commercial	Real estate	Direct	Indirect	Total

Charge-offs:
Michigan	$1,678	$52	$1,282	$2,155	$5,167	$8,184	$364	$4,482	$7,565	$20,595
Wisconsin	5,930	154	282	—	6,366	14,638	481	1,034	—	16,153
Iowa	22	32	36	—	90	1,309	215	348	—	1,872
Illinois	—	—	—	—	—	617	—	56	—	673

Total charge-offs	7,630	238	1,600	2,155	11,623	24,748	1,060	5,920	7,565	39,293

Recoveries:
Michigan	3,734	—	264	582	4,580	7,759	9	1,198	2,597	11,563
Wisconsin	2,280	—	65	—	2,345	5,605	31	365	—	6,001
Iowa	55	—	35	—	90	455	30	105	—	590
Illinois	—	—	—	—	—	249	—	35	22	306

Total recoveries	6,069	—	364	582	7,015	14,068	70	1,703	2,619	18,460

Net charge-offs	$1,561	$238	$1,236	$1,573	$4,608	$10,680	$990	$4,217	$4,946	$20,833